Sutor Technology Group Limited Receives Nasdaq Notification of Non-Compliance

With Minimum Bid Price Rule

Provides Share Repurchase Update Retains The Equity Group To Provide Investor Relations Services

CHANGSHU, China, June 26, 2012 -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based non-state-owned manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced that on June 25, 2012 it received a letter from the staff of the Listing Qualification of the NASDAQ Stock Market LLC (the "Staff"), indicating that the Company is not in compliance with the $1.00 minimum closing bid price requirement under the NASDAQ Listing Rules (the "Listing Rules").

The Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share. If a NASDAQ-listed company trades below the minimum bid price requirement for 30 consecutive business days, it will be notified of the deficiency.  Based upon the Staff's review, the Company no longer meets this requirement. However, the Listing Rules provide the Company with a compliance period of 180 calendar days, or until December 24, 2012 in which to regain compliance with this requirement.

To regain compliance with the minimum bid price requirement, the Company must have a closing bid price of $1.00 per share or more for a minimum of ten consecutive business days during this compliance period.

In the event that the Company does not regain compliance within this period, it may be eligible for additional time to regain compliance by satisfying certain requirements.  However, if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, the Staff will notify the Company that its securities will be delisted from the NASDAQ Capital Market. However, the Company may still appeal the Staff's determination to delist its securities to a Hearing Panel. During any appeal process, the Company's common stock would continue to trade on the NASDAQ Capital Market.

The NASDAQ notification letter has no immediate effect on the listing or trading of the Company's common stock on the NASDAQ Capital Market. The Company is currently looking at all of the options available with respect to regaining such compliance.

Share Repurchase Update

Since the start of the share buyback program, the Company has repurchased a total of 553,900 shares of its common stock at the average purchase price of $1.12 per share.  Since March 31, 2012, the Company has repurchased 94,128 shares at the average purchase price of $0.92 per share. The repurchase program is on-going.

Retains The Equity Group

Sutor also announces that it has retained The Equity Group Inc. to provide investor relations services.  Founded in 1974, The Equity Group is a full service, New York-based investor relations and financial communications firm specializing in micro- through mid-cap public companies.

Lifang Chen, Sutor's Chairwoman and CEO, commented, "We have known the senior staff of The Equity Group for several years, and believe that now is the right time to intensify our investor communication efforts by engaging the firm.  The Equity Group has a solid, long-term track record as a respected, experienced, results-driven investor relations firm.  We are pleased that a highly experienced team of IR professionals will assist us in better communicating our Company's accomplishments, strategy and outlook to a larger and more diverse group of investment professionals."

"We are committed to Nasdaq listing. We have been actively pursuing various opportunities to strengthen our market position and seek long-term sustainable growth," concluded Ms. Chen.

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is a leading China-based non-state-owned manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. These products are used for household appliances, solar water heaters, automobiles, information technology, construction, and other applications. Currently Sutor has three operating subsidiaries located in two provinces with 12 major production lines capable of processing approximately 2 million metric tons of steel products annually. To learn more about the company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011, as well as the Company's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors.  Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

China
Jason Wang, Director of IR
Sutor Technology Group Limited
Tel: +86-512-5268-0988
Email: investor_relations@sutorcn.com

US
Lena Cati, IR Representative
The Equity Group
Tel: 212 836-9611
Email: lcati@equityny.com

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